EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92283, 333-60062 and 333-114645 of Duke Capital LLC (formerly known as Duke Capital Corporation) on Form S-3 of our report dated March 16, 2004 (August 9, 2004 as to Footnotes 3, 11, 23, and the “Litigation” section of Footnote 16) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as of January 1, 2001, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002, the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” as of January 1, 2003, the adoption of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as of July 1, 2003, the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as of July 1, 2003, and the adoption of Emerging Issues Task Force No. 02-03, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” as of January 1, 2003, and explanatory paragraphs regarding the realignment of segments for financial reporting purposes as of January 1, 2004 and the revision of the Duke Capital LLC’s consolidated financial statements), appearing in this Annual Report on Form 10-K/A, Amendment No. 1, of Duke Capital LLC for the year ended December 31, 2003.

Deloitte & Touche LLP

Charlotte, North Carolina

August 9, 2004